Exhibit 99.1

For Immediate Release:
Contact:	Michelle M. Dawson Vice President of Investor Relations Developers Diversified Realty Main: (216) 755-5500 Fax: (216) 755-1455 E-mail: mdawson@ddr.com
DEVELOPERS DIVERSIFIED COMPLETES ACQUISITION OF INLAND
RETAIL REAL ESTATE TRUST, INC. FOR $6.2 BILLION
Cleveland, Ohio — February 27, 2006 — Developers Diversified (NYSE: DDR), the leading owner, operator and developer of market-dominant community centers in the U.S., announced today the completion of its acquisition of Inland Retail Real Estate Trust, Inc. (“IRRETI”).
The transaction has a total value of approximately $6.2 billion, which, according to the National Association of Real Estate Investment Trusts (NAREIT) and Thomson Financial, represents the second largest retail REIT acquisition closed to date. The IRRETI acquisition increases Developers Diversified’s franchise value and total GLA by 38%. Developers Diversified now owns and manages 162 million square feet, comprising 800 retail operating and development properties in 45 states, plus Puerto Rico and Brazil.
The IRRETI portfolio, which totals 44.2 million square feet, is largely comprised of market-dominant community shopping centers. The addition of these properties enhances Developers Diversified’s existing position as the industry leader in this asset class and enhances the Company’s relationship with the nation’s most successful retailers. The portfolio also includes other shopping center formats, such as neighborhood centers, lifestyle and hybrid centers, and single tenant/net leased properties, which expand Developers Diversified’s existing operations within these asset classes.
Scott A. Wolstein, Developers Diversified’s Chairman and Chief Executive Officer, commented, “This is an exciting transaction that creates opportunities to increase shareholder value in many areas. While we will recognize the obvious benefits of a broader national platform to our leasing relationships and asset management functions, we will also exercise capital discipline to improve portfolio quality through joint venture and asset sales.”
“As a result of these transactions,” Mr. Wolstein continued, “Our portfolio will reflect a greater proportion of dominant centers in markets where population density, income growth and buying power is projected to substantially increase over time and where we can leverage our dominant position in these growing markets to drive rental growth.”

Daniel B. Hurwitz, Developers Diversified’s Senior Executive Vice President and Chief Investment Officer, added, “We are pleased with the preliminary opportunities identified to increase profitability and value within this portfolio. These initiatives will include redevelopment, expansion and re-leasing projects, roll-out of our ancillary income program, and a variety of property management initiatives.”
In conjunction with the IRRETI acquisition closing, Developers Diversified completed the following capital transactions as part of its initial financing of the transaction:
•	Closed the Company’s previously announced joint venture with TIAA-CREF with 66 community centers, representing an aggregate value of approximately $3.0 billion.

•	Issued approximately 5.7 million Developers Diversified common shares to IRRETI shareholders at $69.543 per share.

•	Settled the forward sale agreement under which the Company sold 11.6 million of its common shares, aggregating proceeds of approximately $750 million, in December 2006.

•	Closed a $750 million unsecured bridge financing at LIBOR plus 75 basis points. The six month facility has a three month extension option.

•	Issued $500 million of preferred operating partnership units at an initial rate of LIBOR plus 75 basis points.

•	Expanded its existing secured credit facility by $150 million to $550 million and extended its maturity by four years to February 2011.

•	Borrowed additional funds under existing senior unsecured revolving credit facilities.
The Company expects to repay certain of the above financings with proceeds from asset sales and the formation of new joint venture(s).
M3 Capital Partners LLC (formerly Macquarie Capital Partners) acted as Developers Diversified’s exclusive financial advisor in the transaction.
Developers Diversified
Developers Diversified is a self-administered and self-managed real estate investment trust (REIT) operating as a fully integrated real estate company which acquires, develops and leases shopping centers. Additional information about Developers Diversified is available on the Internet at http://www.ddr.com.

Developers Diversified Realty Corporation considers portions of this information to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21 E of the Securities Exchange Act of 1934, both as amended, with respect to the Company’s expectation for future periods. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by such forward-looking statements, including, among other factors, local conditions such as oversupply of space or a reduction in demand for real estate in the area, competition from other available space, dependence on rental income from real property, the loss of a major tenant, constructing properties or expansions that produce a desired yield on investment or inability to enter into definitive agreements with regard to our financing arrangements or our failure to satisfy conditions to the completion of these arrangements. For more details on the risk factors, please refer to the Company’s Form on 10-K as of December 31, 2006.